                            AUTOMATIC AND FACULTATIVE
                   YEARLY RENEWABLE TERM REINSURANCE AGREEMENT


                            Effective October 1, 1999



                                     Between



                         LIBERTY LIFE ASSURANCE COMPANY
                                    OF BOSTON
                               ("Ceding Company")

                                 100 Liberty Way
                              Dover, NH 03820-5808



                                       And



                    SECURITY LIFE OF DENVER INSURANCE COMPANY
                                  ("Reinsurer")
                              Security Life Center
                                  1290 Broadway
                           Denver, Colorado 80203-5699
                        Reinsurer Agreement No. 0316-2246

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                            AUTOMATIC AND FACULTATIVE
                   YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

This Agreement is between

LIBERTY LIFE ASSURANCE COMPANY OF BOSTON (Ceding Company)
100 Liberty Way, Dover, NH 03820-5808

And

SECURITY LIFE OF DENVER INSURANCE COMPANY (Reinsurer),
Security Life Center, 1290 Broadway, Denver, Colorado 80203-5699.

The Reinsurer agrees to reinsure certain portions of the Ceding Company's contract risks as described in the terms and conditions of this Agreement.

This reinsurance Agreement constitutes the entire Agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this Agreement.

Any change or modification to this Agreement is null and void unless made by mendment to this Agreement and signed by both parties.

In witness of the above, the Ceding Company and the Reinsurer have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of October 1, 1999.

LIBERTY LIFE ASSURANCE COMPANY                SECURITY LIFE OF DENVER
OF BOSTON                                     INSURANCE COMPANY

By:                                           By:
Title:                                        Title:
Date:                                         Date:

By:                                           By:
Title:                                        Title:
Date:                                         Date:

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                            AUTOMATIC AND FACULTATIVE
                   YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

                                Table of Contents

1.   PARTIES TO AGREEMENT                                                  1
2.   REINSURANCE BASIS                                                     1
3.   AUTOMATIC REINSUARNCE TERMS                                           1
a.   CONVENTIONAL UNDERWRITING                                             1
b.   RETENTION                                                             1
c.   AUTOMATIC ACCEPTANCE LIMITS                                           2
d.   AUTOMATIC IN FORCE AND APPLIED FOR LIMIT                              2
e.   RESIDENCE                                                             2
f.   MINIMUM CESSION                                                       2
g.   FACULTATIVE QUOTES                                                    2
4.   AUTOMATIC REINSURANCE NOTICE PROCEDURE                                2
5.   FACULTATIVE REINSURANCE                                               2
6.   COMMENCEMENT OF REINSURANCE COVERAGE                                  3
a.   AUTOMATIC REINSURANCE                                                 3
b.   FACULTATIVE REINSURANCE                                               3
c.   PRE-ISSUE COVERAGE                                                    3
7.   BASIS OF REINSURANCE AMOUNT AND REINSURANCE PREMIUM RATES             4
a.   LIFE REINSURANCE                                                      4
b.   SUPPLEMENTAL BENEFITS                                                 4
c.   TABLE RATED SUBSTANDARD PREMIUMS                                      4
d.   FLAT EXTRA PREMIUMS                                                   4
e.   RATES NOT GUARNATEED                                                  4
8.   CASH VALUES OR LOANS                                                  4
9.   PAYMENT OF REINSURANCE PREMIUMS                                       4
a.   PREMIUM DUE                                                           4
b.   FAILURE TO PAY PREMIUMS                                               5
c.   OVERPAYMENT OF REINSURANCE PREMIUM                                    5
d.   UNDERPAYMENT OF REINSURANCE PREMIUM                                   5
e.   RETURN OF REINSURANCE PREMIUM                                         5
f.   UNEARNED PREMIUMS                                                     5
10.  PREMIUM TAX REIMBURSEMENT                                             6
11.  DAC TAX AGREEMENT                                                     6

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
12.  REPORTS                                                               6
13.  RESERVES FOR REINSURANCE                                              7
14.  CLAIMS                                                                7
a.   NOTICE                                                                7
b.   PROOFS                                                                7
c.   AMOUNT AND PAYMENT OF BENEFITS                                        7
d.   CONTESTED CLAIMS                                                      7
e.   CLAIMS EXPENSES                                                       8
f.   EXTRACONTRACTUAL DAMAGES                                              8
15.  POLICY CHANGES                                                        8
a.   NOTICE                                                                8
b.   INCREASES                                                             8
c.   REDUCTION OR TERMINATION                                              9
d.   OTHER POLICY CHANGES, CONVERSIONS, EXCHANGES, ETC                     9
e.   EXTENDED TERMS AND REDUCED PAID-UP INSURANCE                          9
16.  REINSTATEMENTS
a.   AUTOMATICE REINSTATEMENT                                              9
b.   FACULTATIVE REINSTATEMENT                                             9
c.   PREMIUM ADJUSTEMENT                                                   9
d.   NONFORFEITURE REINSURANCE TERMINATION                                10
17.  INCREASE IN RETENTION                                                10
a.   NEW BUSINESS                                                         10
b.   RECAPTURE                                                            10
18.  ERRORS AND OMISSIONS                                                 11
19.  INSOLVENCY                                                           11
20.  ARBITRATION                                                          11
a.   GENERAL                                                              11
b.   NOTICE                                                               12
c.   PROCEDURE                                                            12
d.   COSTS                                                                12
e.   OFFSET                                                               12
21.  GOOD FAITH; FINANCIAL SOLVENCY                                       12
22.  TERM OF THIS AGREEMENT                                               13
23.  MEDICAL INFORMATION BUREAU                                           13
24.  SEVERABILITY                                                         13

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Listing of Schedules:

SCHEDULE A

1.   Plans Reinsured
2.   Automatic Portion Reinsured
3.   Automatic Retention Limits
4.   Automatic Acceptance Limits
5.   Automatic In Force and Applied for Limits
6.   Premium Due
7.   Recapture Period
8.   Net Amount at Risk

SCHEDULE B - AUTOMATIC REINSURANCE PREMIUMS

1.   Life Insurance
2.   Supplemental Benefits
3.   Age Basis
4.   Other Policy Changes, Conversions, Exchanges, Etc.

SCHEDULE C - REPORTING INFORMATION

Information on Risks Reinsured
Policy Exhibit Summary
Reserve Credit Summary
Accounting Summary

SCHEDULE D - FACULTATIVE FORMS

Application for Reinsurance
Notification of Reinsurance

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                            AUTOMATIC AND FACULTATIVE
                   YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

1.   PARTIES TO AGREEMENT.
     This Agreement is solely between the Reinsurer and the Ceding Company. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right nor legal relationship between the Reinsurer and any other person, for example, any insured, policy owner, agent, beneficiary, assignee, or reinsurer. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. The Ceding Company will not use the Reinsurer's name with regard to the Ceding Company's agreements or transactions with these third parties unless the Reinsurer gives prior approval for the use of its name.

2.   REINSURANCE BASIS.
     This Agreement, including the attached Schedules, states the terms and conditions of automatic and facultative reinsurance that is on a Yearly Renewable Term basis. This Agreement is applicable only to reinsurance of policies directly written by the Ceding Company. Any policies acquired through merger of another company, reinsurance, or purchase of another company's policies are not included under the terms of this Agreement.

3.   AUTOMATIC REINSURANCE TERMS.
     The Reinsurer agrees to automatically accept contractual risks on the life insurance plans and supplemental benefits shown in Schedule A, subject to the following requirements:

     a.   CONVENTIONAL UNDERWRITING.
          Automatic reinsurance applies only to insurance applications underwritten by the Ceding Company with conventional underwriting and issue practices that are consistently applied. Conventional underwriting and issue practices are those customarily used and generally accepted by life insurance companies. Some examples of non-customary underwriting practices that are not accepted for automatic reinsurance under this Agreement are guaranteed issue, any form of simplified underwriting, short-form applications, any form of non-customary non-medical underwriting limits, or internal or external policy exchanges that do not require conventional underwriting. An example of an unacceptable issue practice is the issuance of a policy that has contestability or suicide clauses with time limitations that are shorter than the maximum allowed by state law.

     b.   RETENTION.
          The Ceding Company will retain, and not otherwise reinsure, an amount of insurance on each life equal to its retention shown in Schedule A. If the Ceding Company's scheduled retention is zero, automatic reinsurance is not available.

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     c.   AUTOMATIC ACCEPTANCE LIMITS.
          On any one life, the amount automatically reinsured under all agreements with all reinsurers must not exceed the Automatic Acceptance Limits shown in Schedule A.

     d.   AUTOMATIC IN FORCE AND APPLIED FOR LIMIT.
          On any one life, the total amount of life insurance in force and applied for with all companies, of which the Ceding Company is aware, must not exceed the In Force and Applied For Limit shown in Schedule A.

     e.   RESIDENCE.
          Each insured must be a resident of the United States or Canada, at the time of issue.

     f.   MINIMUM CESSION.
          There is no minimum cession amount for this Agreement.

     g.   FACULTATIVE QUOTES.
          The risk must not have been submitted on a facultative basis to the Reinsurer or any other reinsurer.

4.   AUTOMATIC REINSURANCE NOTICE PROCEDURE.
     After the policy has been paid for and delivered, the Ceding Company will submit all relevant individual policy information, as defined in Schedule C, in its next statement to the Reinsurer.

5.   FACULTATIVE REINSURANCE.
     The Ceding Company may apply for facultative reinsurance with the Reinsurer on a risk if the automatic reinsurance terms are not met, or if the terms are met and it prefers to apply for facultative reinsurance. If the Ceding Company wishes to obtain a facultative quote from other reinsurers on a case eligible for automatic reinsurance, the case must also be submitted to the Reinsurer for a facultative offer. The following items must be submitted to obtain a facultative quote:

     a. A form substantially similar to the Reinsurer's "Application for Reinsurance" form shown in Schedule D.

     b. Copies of the original insurance application, medical examiner's reports, financial information, and all other papers and information obtained by the Ceding Company regarding the insurability of the risk.

     After receipt of the Ceding Company's application, the Reinsurer will promptly examine the materials and notify the Ceding Company either of the terms and conditions of the Reinsurer's offer for facultative reinsurance or that no offer will be made. The Reinsurer's offer expires 120 days after the offer is made, unless the written offer specifically states otherwise. If the Ceding Company accepts the Reinsurer's offer, then the Ceding Company

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     will note its acceptance in its underwriting file and mail, as soon as possible, a formal reinsurance cession to the Reinsurer using a form substantially similar to the "Notification of Reinsurance" form shown in Schedule D. If the Ceding Company does not accept the Reinsurer's offer, then the Ceding Company will notify the Reinsurer in writing, as soon as possible. Automatic reinsurance rates can be used for facultative business up to the limits shown in Schedule B.

6.   COMMENCEMENT OF REINSURANCE COVERAGE.
     Commencement of the Reinsurer's reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

     a.   AUTOMATIC REINSURANCE.
          The Reinsurer's reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with the Ceding Company's contractual liability for the policy reinsured.

     b.   FACULTATIVE REINSURANCE.
          The Reinsurer's reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when;

          i. The Ceding Company accepts the Reinsurer's offer; and

          ii. The policy has been issued.

     c.   PRE-ISSUE COVERAGE.
          The Reinsurer will not be liable for benefits paid under the Ceding Company's conditional receipt or temporary insurance agreement unless all the conditions for automatic reinsurance coverage under Section 3 of this Agreement are met. The Reinsurer's liability under the Ceding Company's conditional receipt or temporary insurance agreement is limited to the lesser of i. or ii. below:

          i. The Automatic Acceptance Limits with the Reinsurer shown in Schedule A.

          ii. The amount for which the Ceding Company is liable, less its retention shown in Schedule A, less any amount of reinsurance with other reinsurers.

          The pre-issue liability applies only once on any given life regardless of how many receipts were issued or initial premiums were accepted by the Ceding Company. After a policy has been issued, no reinsurance benefits are payable under this preissue coverage provision.

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7.   BASIS OF REINSURANCE AMOUNT AND REINSURANCE PREMIUM RATES.

     a.   LIFE REINSURANCE.
          The amount reinsured on a policy is the policy's net amount at risk less the Ceding Company's retention available on the policy less any amount of reinsurance with other reinsurers. The retention on each life is shown in Schedule A. The net amount at risk is shown in Schedule A. The reinsurance premiums per $1000 are shown in Schedule B.

     b.   SUPPLEMENTAL BENEFITS.
          Supplemental benefits are not reinsured under this Agreement.

     c.   TABLE RATED SUBSTANDARD PREMIUMS.
          If the Ceding Company's policy is issued with a table rated substandard premium, the reinsurance premiums shown in Schedule B will apply.

     d.   FLAT EXTRA PREMIUMS.
          If the Ceding Company's policy is issued with a flat extra premium, the reinsurance premiums shown in Schedule B will apply.

     e.   RATES NOT GUARANTEED.
          The reinsurance premium rates are not guaranteed. The Reinsurer reserves the right to change the rates at any time. If the Reinsurer changes the rates, it will give the Ceding Company 90 days' prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period. The maximum reinsurance premiums are equal to the statutory valuation premiums for yearly renewable term insurance at the maximum interest rates and minimum mortality rates for each year of issue.

8.   CASH VALUES OR LOANS.
This Agreement does not provide reinsurance for cash surrender values. In addition, the Reinsurer will not participate in policy loans or other forms of indebtedness on reinsured business.

9.   PAYMENT OF REINSURANCE PREMIUMS

     a.   PREMIUM DUE.
          The reinsurance premiums for each reinsurance cession are due, as shown in Schedule A. All amounts due or otherwise accrued to any of the parties hereto or any of their parents, affiliates, or subsidiaries, whether by reason of premiums, losses, expenses, or otherwise, under this agreement or any other contract heretofore or hereafter entered into, will at all times be fully subject to the right of offset and only the net balance will be due and payable.

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     b.   FAILURE TO PAY PREMIUMS.
          If the reinsurance premiums are 60 days past due, for reasons other than those due to error or omission as defined below in Section 19, the premiums will be considered in default and the Reinsurer may terminate the reinsurance upon 30 days' prior written notice. The Reinsurer will have no further liability as of the termination date. The Ceding Company will be liable for the prorated reinsurance premiums to the termination date. The Ceding Company agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

     c.   OVERPAYMENT OF REINSURANCE PREMIUM
          If the Ceding Company overpays a reinsurance premium and the Reinsurer accepts the overpayment, the Reinsurer's acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be liable to the Ceding Company for a credit in the amount of the overpayment, without interest.

     d.   UNDERPAYMENT OF REINSURANCE PREMIUM.
          If the Ceding Company fails to make a full premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined below in Section 18, the amount of reinsurance coverage provided by the Reinsurer shall not be reduced. However, once the underpayment is discovered, the Ceding Company will be required to pay to the Reinsurer the difference between the full premium amount and the amount actually paid, without interest. If payment or the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions of Paragraph 9.b., above.

     e.   RETURN OF REINSURANCE PREMIUM.
          If a misrepresentation on an application or a death of an insured by suicide results in the Ceding Company returning the policy premiums to the policy owner rather than pay the policy benefits, the Reinsurer will refund all of the reinsurance premiums it received on that policy to the Ceding Company, without interest.

          This refund given by the Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement. If there is an adjustment to the policy benefits due to a misrepresentation or misstatement of age or sex, a corresponding adjustment will be made to the reinsurance benefits.

     f.   UNEARNED PREMIUMS.
          Unearned premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

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10.  PREMIUM TAX REIMBURSEMENT.
     Premium taxes will not be reimbursed.

11.  DAC TAX AGREEMENT.
     The Ceding Company and the Reinsurer herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) whereby:

     a. For each taxable year under this Agreement, the party with the net positive consideration, as defined in the regulations promulgated under Treasury Code Section 848, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to general deductions limitation of Section 848 (c) (1);

     b. The Ceding Company and the Reinsurer agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the Internal Revenue Service;

     c. The Ceding Company will submit to the Reinsurer by May 1 of each year its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year;

     d. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within 30 days of the Reinsurer's receipt of the Ceding Company's calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year;

     e. If the Reinsurer contests the Ceding Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on the net amount of consideration, each party will report such amount in their respective tax returns for the previous calendar year.

     Both Parties represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

12.  REPORTS.
     The reporting period is monthly. The administrating party is the Ceding Company. For each reporting period, the Ceding Company will submit a statement to the Reinsurer with

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     information that is substantially similar to the information displayed in
     Schedule C. The statement will include information on the risks reinsured with the Reinsurer, premiums owed, policy exhibit activity, and an accounting summary. Within fifteen days after the end of each calendar quarter, the Ceding Company will submit a reserve credit summary similar to that shown in Schedule C.

13.  RESERVES FOR REINSURANCE.
     Reserves for this YRT Agreement shall be based [REDACTED]. The statutory reserve basis for the reinsurance will be shown on the reserve credit summary provided each quarter.

14.  CLAIMS.

     a.   NOTICE.
          The Ceding Company will notify the Reinsurer, as soon as reasonably possible, after it receives a claim request.

     b.   PROOFS.
          The Ceding Company will promptly provide the Reinsurer with proper claim proofs, all relevant information respecting the claim, and an itemized statement of the benefits paid by the Ceding Company.

     c.   AMOUNT AND PAYMENT OF BENEFITS.
          As soon as the Reinsurer receives proper claim notice and proof of the claim, the Reinsurer will promptly pay the reinsurance benefits due the Ceding Company. The Ceding Company's contractual liability for claims is binding on the Reinsurer. The maximum benefit payable to the Ceding Company under each reinsured policy is the amount specifically reinsured with the Reinsurer. The total reinsurance in all companies on a policy must not exceed the Ceding Company's total contractual liability on the policy, less its retention used on the policy. The excess, if any, of the total reinsurance in all companies plus the Ceding Company's retention used on the policy over its contractual liability under the reinsured policy will first be applied to reduce all reinsurance on the policy. This reduction in reinsurance will be shared among all the reinsurers in proportion to their respective amounts of reinsurance prior to the reduction.

     d.   CONTESTED CLAIMS.
          The Ceding Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy. If the Ceding Company's contest, compromise, or litigation results in a reduction in its liability, the Reinsurer will share in the reduction in the proportion that the Reinsurer's net liability bears to the sum of the net liability of all reinsurers on the insured's date of death. If the Reinsurer should decline to participate in the contest, compromise or litigation,

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          the Reinsurer will then release all of its liability by paying the
          Ceding Company its full share of reinsurance and not sharing in any subsequent reduction in liability.

     e.   CLAIM EXPENSES.
          The Reinsurer will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the Reinsurer has released its liability, in which case the Reinsurer will not participate in any expenses after the date of release. However, claim expenses do not include routine claim and administration expenses, including the Ceding Company's home office expenses. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable are not a claim expense under this Agreement.

     f.   EXTRACONTRACTUAL DAMAGES.
          The Reinsurer will not participate in and shall not be liable to pay the Ceding Company or others for any amounts in excess of the Reinsurer's share of the net amount at risk on the mortality risk reinsured hereunder, including extracontractual damages or liabilities and related expenses and fees. Extracontractual damages are any damages awarded against the Ceding Company, including, for example, those resulting from negligence, reckless or intentional conduct, fraud, oppression, or bad faith committed by the Ceding Company in connection with the mortality risk insurance reinsured under this Agreement.

          The excluded extracontractual damages shall include, by way of example and not limitation:

          i.      Actual and consequential damages;
          ii.     Damages for emotional distress or oppression;
          iii.    Punitive exemplary or compensatory damages;
          iv.     Statutory damages, fines, or penalties;
          v. Amounts in excess of the risk reinsured hereunder that the Ceding Company pays to settle a dispute or claim;
          vi.     Third-party attorney fees, costs and expenses.

IS.  POLICY CHANGES.

     a.   NOTICE.
          If a reinsured policy is changed, a corresponding change will be made in the reinsurance for that policy. The Ceding Company will notify the Reinsurer of the change in the Ceding Company's next accounting statement.

     b.   INCREASES.
          If life insurance on a reinsured policy is increased and the increase is subject to new underwriting evidence, then the increase of life insurance on the reinsured policy will be handled the same as the issuance of a new policy. If the increase is not subject to

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          new underwriting evidence, then the increase will be automatically accepted by the Reinsurer, but it is not to exceed the Automatic Acceptance Limits shown in Schedule A. The reinsurance rates will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification.

     c.   REDUCTION OR TERMINATION.
          If life insurance on a reinsured policy is reduced, then the reinsurance will be reduced by the amount of the reduction on the date of such change. If more than one reinsurer participates in the reinsurance, the reinsurance with each reinsurer will be reduced proportionately. If life insurance on a reinsured policy is terminated, then the reinsurance will cease on the date of such termination.

     d.   OTHER POLICY CHANGES CONVERSIONS EXCHANGES, ETC.
          Exchanges, replacements or other changes in the insurance reinsured with the Reinsurer, where not fully underwritten as a new issue, will continue to be ceded to the Reinsurer. The rates will be based on the original issue age and duration since issuance of the original policy. When these changes are fully underwritten, the policy will be handled the same as the issuance of a new policy.

     e.   EXTENDED TERM AND REDUCED PAID-UP INSURANCE.
          When a reinsured policy changes to extended term or reduced paid-up insurance, the Ceding Company will notify the Reinsurer of the new amount of reinsurance. The reinsurance rates will remain the same as the rates used for the original policy and will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification.

16.  REINSTATEMENTS.

     a.   AUTOMATIC REINSTATEMENT.
          If the Ceding Company reinstates a policy that was originally ceded to the Reinsurer as automatic reinsurance using conventional underwriting practices, the Reinsurer's reinsurance for that policy will be reinstated.

     b.   FACULTATIVE REINSTATEMENT.
          If the Ceding Company has been requested to reinstate a policy that was originally ceded to the Reinsurer as facultative reinsurance, then the Ceding Company will again submit the case to the Reinsurer for underwriting approval before the reinsurance can be reinstated.

     c.   PREMIUM ADJUSTMENT.
          The reinsurance premiums for the interval during which the policy was lapsed will be paid to the Reinsurer on the same basis as the Ceding Company charged its policy owner for the reinstatement.

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     d.   NONFORFEITURE REINSURANCE TERMINATION.
          If the Ceding Company has been requested to reinstate a policy that was reinsured while on extended term or reduced paid-up then such reinsurance will terminate and either automatic or facultative reinstatement procedures will be followed.

17.  INCREASE IN RETENTION.

     a.   NEW BUSINESS.
          If the Ceding Company increases its retention limits, then it may, at its option and with written notice to the Reinsurer, increase its retention limits shown in Schedule A for policies issued after the effective date of the retention increase.

     b.   RECAPTURE.
          If the Ceding Company increases its retention limits, then it may, with 90 days' written notice to the Reinsurer, reduce or recapture the reinsurance in force subject to the following requirements:

          i. A cession is not eligible for recapture until it has been reinsured for the minimum number of years shown in Schedule A. The effective date of the reduction in reinsurance will be the later of the first policy anniversary following the expiration of the 90-day notice period to recapture and the policy anniversary date when the required minimum of years is attained.

          ii. The Ceding Company may recapture reinsurance amounts equal to the original quota share percentage retained times the amount of retention increase.

          iii. If more than one policy per life is eligible for recapture, then the eligible policies may be recaptured beginning with the policy with the earliest issue date and continuing in chronological order according to the remaining policies' issue dates.

          iv. Recapture of reinsurance will not be allowed on any policy for which the Ceding Company did not keep its maximum retention at issue. The Ceding Company's retention limits are stated in
                  Section 3 of Schedule A.

          v. If any policy eligible for recapture is also eligible for recapture from other reinsurers, the reduction in the Reinsurer's reinsurance on that policy will be in proportion to the total amount of reinsurance on the life with all reinsurers.

          vi. Recapture will not be made on a basis that may result in any anti-selection against the Reinsurer. The Reinsurer maintains the discretion to determine when anti-selection has occurred.

18.  ERRORS AND OMISSIONS.
     Any unintentional or accidental failure of the Ceding Company or the Reinsurer to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error, will not be deemed a breach of this Agreement. Upon discovery, the error will be corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred. Should it not be possible to restore both parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses.

     This provision applies only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Ceding Company to its insured or any other errors or omissions committed by the Ceding Company with regard to the policy reinsured hereunder.

19.  INSOLVENCY.
     In the event that the Ceding Company is deemed insolvent, all reinsurance claims payable hereunder will be payable by the Reinsurer directly to the Ceding Company, its liquidator, receiver or statutory successor, without diminution because of the insolvency of the Ceding Company. It is understood, however, that in the event of such insolvency, the liquidator, receiver or statutory successor of the Ceding Company will give written notice to the Reinsurer of the pendency of a claim against the Reinsurer on a risk reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. Such notice will indicate the policy reinsured and whether the claim could involve a possible liability on the part of the Reinsurer. During the pendency of such claim, the reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses it may deem available to the Ceding Company, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

20.  ARBITRATION.

     a.   GENERAL.
          All disputes and differences under this Agreement that cannot be amicably agreed upon by the parties will be decided by arbitration. The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and reinsurance industries. The arbitrators will consider this Agreement an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of the law.

     b.   NOTICE.
          To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

     c.   PROCEDURE.
          Arbitration will be heard before a panel of three arbitrators. The arbitrators will be executive officers of life insurance or reinsurance companies; however, these companies will not be either party nor their affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the day of the mailing of the notification initiating the arbitration, then select the third arbitrator. Should either party fail to appoint an arbitrator or should the two initial arbitrators be unable to agree on the choice of a third arbitrator, each arbitrator will nominate three candidates, two of whom the other will decline, and the decision will be made by drawing lots on the final selection. Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

     d.   COSTS.
          Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third arbitrator.

          The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

     e.   OFFSET
          All amounts due or otherwise accrued to any of the parties hereto or any of their parents, affiliates, or subsidiaries, whether by reason of premiums, losses, expenses, or otherwise, under this agreement or any other contract heretofore or hereafter entered into, will at all times be fully subject to the right of offset and only the net balance will be due and payable.

21.  GOOD FAITH; FINANCIAL SOLVENCY.
     The Ceding Company agrees that all matters with respect to this Agreement require its utmost good faith. The Reinsurer or its representatives have the right at any reasonable time to inspect the Ceding Company's records relating to this Agreement. Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. The Reinsurer has entered into this Agreement in reliance upon the Ceding Company's representations and warranties. The Ceding Company affirms that it has disclosed and will continue to disclose to the Reinsurer all matters material to this Agreement and each reinsurance cession. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in underwriting management personnel, or a change in the Ceding Company's ownership or control.

22.  TERM OF THIS AGREEMENT.
     The Ceding Company will maintain and continue the reinsurance provided in this Agreement as long as the policy to which it relates is in force or has not been fully recaptured. This Agreement may be terminated, without cause, for the acceptance of new reinsurance after 90 days' written notice of termination by either party to the other. The Reinsurer will continue to accept reinsurance during this 90-day period. The Reinsurer's acceptance will be subject to both the terms of this Agreement and the Ceding Company's payment of applicable reinsurance premiums. In addition, this Agreement may be terminated immediately for the acceptance of new reinsurance by either party if one of the parties materially breaches this Agreement, or becomes insolvent or financially impaired.

23.  MEDICAL INFORMATION BUREAU.
     The Reinsurer is required to strictly adhere to the Medical Information Bureau Rules, and the Ceding Company agrees to abide by these Rules, as amended from time to time. The Ceding Company will not submit a preliminary notice, application for reinsurance, or reinsurance cession to the Reinsurer unless the Ceding Company has an authentic, signed preliminary or regular application for insurance in its home office and the current required Medical Information Bureau authorization.

24.  SEVERABILITY
     In the event that any provision or term of this Agreement shall be held by any court, arbitrator, or administrative agency to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if any provision or term is held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out the original intent of the parties.

                                   SCHEDULE A

i.   PLANS REINSURED:

     The policy plans and supplemental benefits automatically and facultatively reinsured are:
             [REDACTED]


2.   AUTOMATIC PORTION REINSURED:
             [REDACTED]


3.   AUTOMATIC RETENTION LIMITS:
             [REDACTED]


4.   AUTOMATIC ACCEPTANCE LIMITS:

     On each life, the amount automatically reinsured under all agreements with all reinsurers must not exceed the following:



             [REDACTED]

5.   AUTOMATIC IN FORCE AND APPLIED FOR LIMIT:
             [REDACTED]

6.   PREMIUM DUE:

     Reinsurance premiums are due annually in advance. These premiums are due on the issue date and each subsequent policy anniversary.


7.   RECAPTURE PERIOD:
             [REDACTED]


8.   NET AMOUNT AT RISK:



             [REDACTED]

SCHEDULE B

          AUTOMATIC REINSURANCE PREMIUMS - YEARLY RENEWABLE TERM BASIS






             [REDACTED]

                 75-80 Basic Select and Ultimate Mortality Table

                                      Male

                                Age Last Birthday


                                [RATES REDACTED]


                 75-80 Basic Select and Ultimate Mortality Table

                                     Female

                                Age Las Birthday


                                [RATES REDACTED]

                                   SCHEDULE C

                              REPORTING INFORMATION

                         INFORMATION ON RISKS REINSURED

1.     Type of Transaction
2.     Effective Date of Transaction
3.     Automatic/Facultative Indicator
4.     Policy Number
5.     Full Name of Insured
6.     Date of Birth
7.     Sex
8.     Smoker/Nonsmoker
9.     Policy Plan Code
10.    Insured's State of Residence
11.    Issue Age
12.    Issue Date
13.    Duration from Original Policy Date
14.    Face Amount Issued
15.    Reinsured Amount (Initial Amount)
16.    Reinsured Amount (Current Amount at Risk)
17.    Change in Amount at Risk Since Last Report
18.    Death Benefit Option (For Universal Life Type Plans)
19.    ADB Amount (If Applicable)
20.    Substandard Rating
21.    Flat Extra Amount Per Thousand
22.    Duration of Flat Extra
23.    PW Rider (Yes or No)
24.    Previous Policies (Yes or No)
25.    Premiums

                                     SAMPLE

                             POLICY EXHIBIT SUMMARY

                             (LIFE REINSURANCE ONLY)


                                   [REDACTED]

                                     SAMPLE

                             RESERVE CREDIT SUMMARY



                                   [REDACTED]

                                     SAMPLE

                               ACCOUNTING SUMMARY



                                   [REDACTED]

                                   SCHEDULE D
                                FACULTATIVE FORMS

                          Application for Reinsurance--
                                   [REDACTED]
                          Notification of Reinsurance--
                                   [REDACTED]

                                 Amendment No. 1
                             Effective March 1, 2001


                                       To


               The Automatic and Facultative Yearly Renewable Term
                              Reinsurance Agreement
                            Effective October 1, 1999
                                (the "Agreement")


                                     Between


                         LIBERTY LIFE ASSURANCE COMPANY
                                    OF BOSTON
                               ("Ceding Company")


                                       And


                    SECURITY LIFE OF DENVER INSURANCE COMPANY
                                  ("Reinsurer")


                                    RECITALS


WHEREAS, the REINSIIRER currently reinsures CEDING COMPANY's plans under the Agreement; and

WHEREAS, CEDING COMPANY wishes to cede policies issued under the Universal Life plans to the REINSURER under the Agreement;

                                    AGREEMENT

The parties agree to the following:

1) Schedule A of the Agreement shall be amended as of March 1, 2001 to include a new Universal Life product and term rider. Schedule A, Paragraph 1 is hereby removed in its entirety and replaced with the following:

1.   PLANS REINSURED:

     The policy plans and supplemental benefits automatically and facultatively reinsured are:

                                   [REDACTED]

2) Except as herein amended, all other terms and conditions of this Agreement shall remain unchanged.

In witness of the above, CEDING COMPANY and the REINSURER have by their respective officers executed and delivered this Amendment in duplicate on the dates indicated below, with an effective date of March 1, 2001.

LIBERTY LIFE ASSURANCE COMPANY OF BOSTON      SECURITY LIFE OF DENVER INSURANCE COMPANY
By:                                           By:
Title:                                        Title:
Date:                                         Date:

By:                                           By:
Title:                                        Title:
Date:                                         Date:

                                   AMENDMENT 3
                          Effective September 16, 2002


                                       To


                            AUTOMATIC AND FACULTATIVE
                     YEARLY RENEWABLE REINSURANCE AGREEMENT
                            EFFECTIVE October 1, 1999
                                (the "Agreement")


                                     between


                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
                               ("Ceding Company")


                                       and


                    SECURITY LIFE OF DENVER INSURANCE COMPANY
                                  ("Reinsurer")


                                    RECITALS


WHEREAS, the Reinsurer currently reinsures Ceding Company's plans under the Agreement; and

WHEREAS, the Ceding Company and the Reinsurer wish to amend or modify the Agreement to provide reinsurance coverage for policies issued under the Ceding Company's [REDACTED] program;

                                    AGREEMENT

The parties agree to the following:

1.   Article 3.a., is amended to add the following:

     Policies issued under the [REDACTED] program as specified in Amendment 3, will be eligible for automatic reinsurance under this Agreement.

2. Effective September 16, 2002 to November 15, 2002, policies issued under the [REDACTED] program must be issued in accordance with the program specification in Exhibit B-I, as well as complying with the following limits:

[REDACTED]

Except as herein amended, all other terms and conditions of this Agreement shall remain unchanged.

In witness of the above, Ceding Company and the Reinsurer have, by their respective officers, executed and delivered this Amendment in duplicate on the dates indicated below, with an effective date of September 16, 2002.

LIBERTY LIFE ASSURANCE COMPANY               SECURITY LIFE OF DENVER
OF BOSTON                                    INSURANCE COMPANY

By:                                          By:
Title:                                       Title:
Date:                                        Date:

By:                                          By:
Title:                                       Title:
Date:                                        Date:

                                   EXHIBIT B-I

                                   [REDACTED]